Exhibit 3.93
BYLAWS
OF
NORMAL LIFE OF LAKE CHARLES, INC.
     I certify that the following Bylaws, consisting of nine pages, each of which I have initialed for identification, are the Bylaws adopted by the Board of Directors of Normal Life of Lake Charles, Inc. (the “Company”), by a Unanimous Written Action by Directors in Lieu of Organizational Meeting dated February 14, 1991.

/s/ Kathryn S. Graham
Kathryn S. Graham, Secretary

BY-LAWS
OF
NORMAL LIFE OF LAKE CHARLES, INC.
ARTICLE I
     Section I. Annual Meeting of Shareholders. The annual meeting of the shareholders shall be held at such time, place and on such date as the Board of Directors shall designate and as stated in the notice of the meeting, said date to be no later than six months following the end of the Corporation’s- fiscal year. The purpose .of such meeting shall be the election of directors and the transaction of such other business as may properly come before it. If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders to be held as soon thereafter as may be practicable. Failure to hold the annual meeting at or within the designated time, or to elect directors at or within such time, shall not work forfeiture or a dissolution of the Corporation and shall not otherwise affect valid corporate acts.
     Section 2. Special Meeting of Shareholders. Special meetings of the shareholders may be held whenever called at any time in writing by vote of a majority of the Board of Directors or by the President or upon the written request of any shareholder or shareholders holding in the aggregate one-fifth of the total voting power. Notice of all special shareholders’ meetings, other than adjourned meetings, shall be given in the manner prescribed for the annual shareholders’ meeting, except the notice must be given at least two days prior to the date of the meeting. Any shareholder may waive notice of the meeting.
     Section 3. Quorum. At any shareholders’ meeting, 51% of the issued and outstanding shares of the Company’s stock entitled to vote at such meeting which are present in person or represented by proxy shall constitute a quorum for all purposes, unless by law a larger representation is required, and in that case, the percentage so prescribed by law. If the holders of stock necessary to constitute a quorum shall fail to attend in person or by proxy at an annual or special meeting, a majority of the shareholders present in person or by proxy may adjourn the meeting from time to time, without notice, other than by announcement at the meeting, until holders of stock sufficient to constitute a quorum, shall attend. At any such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.
     Section 4. Voting. At each meeting of shareholders, each shareholder shall be entitled to vote in person or by proxy, appointed by instrument in writing, signed by the shareholder or his authorized attorney and delivered to the secretary of the meeting, and he shall have one vote for each share of stock standing registered in his name at the time of the closing of the transfer books for said meeting.
ARTICLE II
     Section 1. Board of Directors. The Board of Directors shall consist of not less than three, nor more than seven, persons, except that when all of the outstanding shares of the Company are held of record by fewer than three shareholders, there need be only as many directors as there are shareholders. The directors shall be elected by the shareholders at the annual meeting and shall hold office for one year and until their successors are elected and qualified.
     Section 2. Place of Meeting. The meetings of the Board of 4 Directors may be held at such place, whether in this state or elsewhere, as a majority of the directors may from time to time appoint.
     Section 3. Annual Meeting of the Board of Directors. An annual meeting of the Board of Directors shall be held on or before March 31 of each year on a date designated by the Secretary. Notice of such meeting shall be given in the same manner as set forth in Section 4 below.
     Section 4. Special Meetings of the Board of Directors. Special meetings of the Board of Directors shall be held whenever called by direction or by a majority in number of the directors or by the President. The Secretary shall give notice of such special meeting by mailing same at least two (2) days before the meeting, addressed to the last known address of each director, or by telephoning, telegraphing, or giving personal notice at least one (1) day before the meeting. Any director may waive notice of a special meeting. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.
     Section 5. Quorum for Meeting of Board of Directors. A majority of the Board of Directors shall constitute a quorum, and the acts of a majority at a meeting having a quorum shall constitute the acts of the Board of Directors. A majority of those present may adjourn the meeting from time to time.
     Section 6. Proxy. Any director absent from a regular or special meeting may be represented by any other director or shareholder who may cast the vote of the absent director according to the written instructions, general or special, of said absent director.
     Section 7. Election of Officers. At the first regular or special meeting of the new Board of Directors in each year, at which a quorum shall be present, held next after the annual meeting of the shareholders, the Board of Directors shall elect the officers of the Company.
ARTICLE III

     Section 1. Officers. The Company may have one or more Vice Presidents and shall have a President, a Secretary, and a Treasurer. The Company may also have such other officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it. Any two of the above named officers may be combined in one person. The officers shall hold office for one year and until their respective successors have been duly elected and qualified. However, any officer may be removed at any time by the affirmative vote of a majority of the Board of Directors.
     Section 2. Powers and Duties of the President. The President shall be the chief executive officer of the Company. He shall preside at all shareholders’ and directors’ meetings. He shall have supervision of the business of the Company. He may sign and execute all contracts, bonds, and obligations on behalf of the Company. He, along with any other officer of the Company, shall sign the stock certificates of the Company. He shall do and perform such other acts as may be from time to time assigned to him by the Board of Directors.
     Section 3. Powers and Duties of the Vice President. A Vice President, who is a director, if any, or if there be more than one, the Vice Presidents in the order of their seniority by designation (or, if not designated, in the order of their seniority of election) shall possess the powers and perform the duties of the President in his absence or disability. In the absence of the President, he may sign and execute all bonds, contracts, and obligations on behalf of the Company, and along with any other officer he may sign the stock certificates of the Company. He shall do and perform such other duties as may be from time to time assigned to him by the Board of Directors. A Vice President who is not a director shall not possess the power nor perform the duties of the President in his absence or disability.
     Section 4. Powers and Duties of the Secretary. The Secretary shall keep the minutes of the meetings of the shareholders and the directors, and give notices of such meetings. He shall perform in general the duties incident to the Office of Secretary, subject to the control of the Board of Directors, and shall perform such. other duties as the Board of Directors may assign to him from time to time. He may, along with the President, sign the stock certificates of the Company.
     Section 5. Powers and Duties of the Treasurer. The Treasurer shall perform, in general, the duties incident to the office of Treasurer subject to the control of the Board of Directors and shall perform such other duties as the Board of Directors may assign him from time to time. He may, along with the President, sign the stock certificates of the Company.
ARTICLE IV
Stock in Other Corporations
     Unless otherwise ordered by the Board of Directors, the President, or a proxy appointed by the President, shall have full power on behalf of the Company to vote at any meeting of stockholders of any corporation in which the Company may hold stock, and exercise all rights and powers of such stock which the Company might have exercised if present. The Board of Directors may confer like powers upon any other person or persons.
ARTICLE V
     Section 1. Certificate of Shares. Each stockholder shall be entitled to a certificate signed by the President, along with any other officer. The form of certificate shall be adopted by the Board of Directors.
     Section 2. Transfer of Shares. Shares shall be transferred only on the books of the Company upon surrender and cancellation of certificates for a like number of shares.
     Section 3. Closing of Transfer Books. The stock transfer books may be closed for a shareholders’ meeting, and for the payment of dividends during such periods as the Board of Directors may fix from time to time, and during such periods, no stock shall be transferred.
ARTICLE VI
Signing of Checks and Notes
     Checks or notes of the Company shall be signed by such officers or persons as the Board of Directors may from time to time designate.
ARTICLE VII
Dividends on Stock
     Dividends on stock of the Company shall be payable as the Board of Directors may from time to time designate.
ARTICLE VIII
Corporate Seal
     A seal with the words, NORMAL LIFE OF LAKE CHARLES, INC., shall be the corporate seal of the Company.
ARTICLE IX
Amendment to By-Laws
     The Board of Directors shall have power to make, amend, and repeal the By-laws of the Company by vote of a majority of all of the directors at any regular or special meeting, without any prior notice of intention to make, amend, or repeal the By-laws, subject to the power of the shareholders to change or repeal any by-laws so made.
ARTICLE X
Indemnification
     The Company shall indemnify and hold harmless each director and officer now or hereafter serving the Company from and against any and all claims and liabilities to which he may be or become subject by reason of his now or hereafter being or having heretofore been a director or officer of the Company and/or by reason of his alleged acts or omissions as such director or officer, whether or not he continues to be such officer or director at the time when any such claim or liability is asserted, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to the Company’s indemnification obligations set forth above, the Company shall also reimburse each such director and officer for all legal and other expenses reasonably incurred by him in connection with defending any or all such claims or liabilities, including amounts paid or agreed to be paid in connection with reasonable settlements made before final adjudication with the approval of the Board of Directors, whether or not he continues to be such director or officer at the time such expenses are incurred; provided, however, that in actions by or in the right of the Company no director or officer shall be indemnified against any claim or liability arising out of his own willful or intentional misconduct or shall be indemnified against or reimbursed for any expenses incurred in defending any or all such claims or liability or in settling the same unless in the judgment of the directors of the Company the director or officer against whom such claim or liability is asserted has not been guilty of willful or intentional misconduct. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may be entitled as a matter of law.